Exhibit 99.1

WILSHIRE BANCORP, INC. CONTACT: Joanne Kim, President & CEO, 213-639-1843 Alex Ko, SVP & CFO, 213-427-6560 www.wilshirebank.com

800 Wilshire Boulevard, Suite 300 Los Angeles, CA 90017-2604 TEL 213-955-0020 NEWS RELEASE

Wilshire Bancorp Declares $0.05 Cash Dividend

LOS ANGELES, CA — May 28, 2009 — Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, announced today that its Board of Directors has declared a cash dividend of $0.05 per common share. The dividend will be payable on July 15, 2009, to shareholders of record at the close of business on June 30, 2009.

Headquartered in Los Angeles, Wilshire State Bank operates 21 branch offices in California, Texas, New Jersey and New York, and five loan production offices in Dallas, Houston, Atlanta, Denver, and Annandale, VA, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

NOTE: Transmitted on GlobeNewswire at 1:30 p.m. PDT on May 28, 2009.